360 Funds N-14/A

Exhibit 99(14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amended Initial Registration Statement No. 333-280387 on Form N-14/A of our report dated April 26, 2024, relating to the financial statements and financial highlights of Copper Place Global Dividend ETF (f.k.a. R3 Global Dividend Growth ETF) (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended February 29, 2024, and to the references to us under the headings “Experts” and “Financial Highlights” in the Combined Proxy Statement and Prospectus, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Costa Mesa, California

August 2, 2024